Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
COMARCO, Inc.
Lake Forest, California
     We consent to incorporation by reference in the Registration Statement (No. 33-44943) on Form S-8 of Comarco, Inc. of our report dated June 26, 2009, with respect to the statement of net assets available for benefits of Comarco, Inc. Savings and Retirement Plan as of December 31, 2008 and the related statements of changes in net assets available for benefits for the plan years ended December 31, 2008 and 2007 which report appears in the December 31, 2009 annual report on Form 11-K of Comarco, Inc. Savings and Retirement Plan.

/s/ Lesley, Thomas, Schwarz & Postma, Inc.

Newport Beach, California
June 30, 2010

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